EXHIBIT 99.1

SJW GROUP ANNOUNCES 2018 ANNUAL AND FOURTH QUARTER FINANCIAL RESULTS

SAN JOSE, CA, February 20, 2019 – SJW Group (NYSE: SJW) today reported financial results for the annual and fourth quarter ended December 31, 2018. SJW Group net income was $38.8 million for the year ended December 31, 2018, compared to $59.2 million for the same period in 2017. Diluted earnings per share were $1.82 and $2.86 for the years ended December 31, 2018 and 2017, respectively. Diluted earnings per share in 2018 includes $2.51 per share from recurring operations offset by $0.69 per share related to the company's activities around the proposed merger with Connecticut Water Service, Inc ("CTWS"). Diluted earnings per share in 2017 includes $2.33 per share from recurring operations plus $0.53 per share related to property sales and the sale of Texas Water Alliance Limited ("TWA").

Operating revenue was $397.7 million for the year ended December 31, 2018 compared to $389.2 million in 2017. The $8.5 million increase in revenue was primarily attributable to a $28.9 million increase in cumulative water rate changes, offset by approximately $4.3 million rate decrease from our 2018 cost of capital proceeding and $7.0 million from the federal rate change related to the implementation of the Tax Cuts and Jobs Act (H.R.1) (the "Tax Act"), $7.8 million increase in customer usage, and $2.6 million increase in revenue from new customers. The increase was partially offset by a $19.3 million decrease in the net recognition of certain balancing and memorandum accounts, which includes $3.9 million in cost-recovery accounts that were recorded in revenue in 2017 and which upon adoption of Accounting Standard Codification Topic 606, "Revenue from Contracts with Customers" on January 1, 2018 are now recorded as capitalized costs until recovery is approved by the California Public Utilities Commission.

Water production expenses for the year ended December 31, 2018 were $168.7 million compared to $158.1 million in 2017, an increase of $10.6 million. The increase in water production expenses was attributable to $14.9 million in higher per unit costs for purchased water, groundwater extraction and energy charges, partially offset by $1.4 million related to cost-recovery balancing and memorandum accounts, and $5.1 million in increased customer usage. The increase was partially offset by $8.0 million due to an increase in the use of available surface water supplies. Operating expenses, excluding water production costs, increased $26.3 million to $155.5 million from $129.2 million. The increase was primarily due to $18.6 million in merger expenses related to our proposed CTWS transaction, $6.3 million in higher depreciation expenses due to assets placed in service in 2017, and $1.3 million in higher property taxes and other non-income taxes.

Other expense and income in 2017 included a pre-tax gain of $12.5 million related to the sale of TWA to the Guadalupe-Blanco River Authority, a pre-tax gain of $6.3 million on the sale of 444 West Santa Clara Street Limited Partnership's interests in the commercial building and land the partnership owned, and sale of undeveloped land which SJW Land Company owned for a pre-tax gain of $580,000. There were no significant real estate transactions in 2018.

The effective consolidated income tax rates were approximately 21% and 37% for the years ended December 31, 2018 and 2017, respectively. The effective tax rate decreased primarily due to the change in the statutory federal income tax rate from 35% to 21% as a result of the Tax Act.

Fourth Quarter Financial Results

Net income for the fourth quarter ended December 31, 2018 was $8.8 million, compared to $17.3 million in 2017. Diluted earnings per share were $0.38 and $0.84 for the quarters ended December 31, 2018 and 2017, respectively. Diluted earnings per share includes $0.50 per share from recurring operations offset by $0.12 per share related to the company's activities around the proposed CTWS transaction. Diluted earnings per share in 2017 includes $0.43 per share from recurring operations plus $0.41 per share from the sale of TWA.

Operating revenue was $98.7 million in the quarter compared to $93.5 million in 2017. The $5.2 million increase in revenue was attributable to $8.0 million in cumulative rate increases, offset by approximately $1.5 million rate decrease from our 2018 cost of capital proceeding and $3.8 million from the federal rate change related to the implementation of the Tax Act, a $1.3 million increase in the net recognition of certain balancing and memorandum accounts, which includes $1.1 million in higher revenue recorded in our Water Conservation Memorandum Account and $1.0 million in other balancing and memorandum accounts, partially offset by $770,000 decrease related to the implementation of the Tax Act. In addition, the increase was attributable to $827,000 in revenue from new customers and $412,000 in higher customer usage.

Water production expenses for the fourth quarter of 2018 were $43.3 million versus $39.5 million for the same period in 2017, an increase of $3.8 million. The increase in water production expenses was primarily attributable to $3.9 million in higher per unit costs for purchased water, groundwater extraction and energy charges, $1.7 million related to cost-recovery balancing and memorandum accounts and $455,000 in higher customer water usage, offset by $2.3 million in lower expenses due to an increase in the use of available surface water supplies. Operating expenses, excluding water production costs, increased $3.1 million to $38.0 million from $34.9 million. The increase was primarily due to $3.6 million in merger expenses related to our proposed CTWS transaction, $1.6 million in higher depreciation expenses, and $261,000 in higher property taxes and other non-income taxes. These increases were partially offset by $1.4 million in lower administrative and general expenses, net of cost-recovery balancing and memorandum accounts, and $1.0 million in lower maintenance expenses.

Other expense and income in the fourth quarter of 2017 included a pre-tax gain of $12.5 million related to the sale of TWA to the Guadalupe-Blanco River Authority. No similar sale occurred in 2018.

The effective consolidated income tax rates were 22% and 33% for the quarters ended December 31, 2018 and 2017, respectively. The effective tax rate decreased in 2018 primarily due to the change in the statutory federal income tax rate from 35% to 21% as a result of the Tax Act.

CTWS Merger

On August 5, 2018, SJW Group entered into a Second Amended and Restated Agreement and Plan of Merger for the proposed merger of CTWS by SJW Group. Among other conditions, the transaction is subject to approval by certain regulators, including the Connecticut Public Utilities Regulatory Authority (“PURA”) and the Maine Public Utilities Commission (“MPUC”).

On December 3, 2018, PURA issued a proposed final decision denying approval of the SJW Group and CTWS joint application, and on January 9, 2019, and January 23, 2019, respectively, the companies withdrew their applications before PURA and MPUC. After a thorough review conducted by the management and boards of both companies, and with the support of their respective local Connecticut regulatory counsel, SJW Group and CTWS have decided to file new applications with PURA and MPUC which are intended to address PURA's concerns. The new applications are expected to be filed during the second quarter of 2019.

In connection with the proposed CTWS merger transaction, SJW Group issued approximately 7.8 million new SJW shares in an offering that closed on December 5, 2018. The share issuance raised approximately $412 million of net proceeds intended to finance approximately 50% of the proposed CTWS transaction. If the transaction does not close, the proceeds will be used for general corporate purposes.

SJW Group is a publicly traded holding company headquartered in San Jose, California. SJW Group is the parent company of San Jose Water Company, SJWTX, Inc., and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including, but not limited to, statements relating to SJW Group’s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Group to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the risk that the conditions to the closing of the proposed transaction between SJW Group and Connecticut Water (the “Merger”) are not satisfied; (2) the risk that the regulatory approvals required for the Merger are not obtained at all, or if obtained, on the terms expected or on the anticipated schedule; (3) the risk that the California Public Utilities Commission’s (“CPUC”) investigation may cause delays in or otherwise adversely affect the Merger and that SJW Group may be required to consummate the Merger prior to the CPUC’s issuance of an order with respect to its investigation; (4) the effect of water, utility, environmental and other governmental policies and regulations; (5) litigation relating to the Merger; (6) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement between the parties to the Merger; (7) changes in demand for water and other products and services; (8) unanticipated weather conditions; (9) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts, physical attacks, cyber-attacks, or other similar occurrences that could adversely affect the facilities, operations, financial condition, results of operations and reputation of SJW Group or CTWS; (10) risks that the Merger disrupts the current plans and operations of SJW Group or CTWS; (11) potential difficulties by SJW Group or CTWS in employee retention as a result of the Merger; (12) unexpected costs, charges or expenses resulting from the Merger; (13) risks related to diverting management’s attention from ongoing business operations of SJW Group or CTWS; and (14) legislative and economic developments.

Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group’s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
REVENUE	$98,718	93,529	$397,699	389,225
OPERATING EXPENSE:
Production Expenses:
Purchased water	24,705	19,518	97,378	86,456
Power	1,406	1,804	6,180	7,295
Groundwater extraction charges	12,429	13,719	46,770	47,817
Other production expenses	4,724	4,505	18,398	16,571
Total production expenses	43,264	39,546	168,726	158,139
Administrative and general	12,655	14,031	48,933	48,940
Maintenance	4,378	5,370	18,414	18,361
Property taxes and other non-income taxes	3,643	3,382	14,975	13,642
Depreciation and amortization	13,680	12,075	54,601	48,292
Merger related expenses	3,616	—	18,610	—
Total operating expense	81,236	74,404	324,259	287,374
OPERATING INCOME	17,482	19,125	73,440	101,851
OTHER (EXPENSE) INCOME:
Interest expense	(6,119)	(5,575)	(24,332)	(22,929)
Unrealized loss on California Water Service Group stock	—	—	(527)	—
Gain on sale of real estate investment	—	—	—	6,903
Gain on sale of equity interests in Texas Water Alliance Limited and utility property	—	12,499	9	12,499
Pension non-service cost	(589)	(911)	(2,356)	(3,772)
Other, net	523	505	2,598	1,941
Income before income taxes	11,297	25,643	48,832	96,493
Provision for income taxes	2,474	8,338	10,065	35,393
NET INCOME BEFORE NONCONTROLLING INTEREST	8,823	17,305	38,767	61,100
Less net income attributable to the noncontrolling interest	—	—	—	1,896
SJW GROUP NET INCOME	8,823	17,305	38,767	59,204
Other comprehensive income, net	—	427	—	679
SJW GROUP COMPREHENSIVE INCOME	$8,823	17,732	$38,767	59,883

SJW GROUP EARNINGS PER SHARE:
Basic	$0.38	0.84	$1.83	2.89
Diluted	$0.38	0.84	$1.82	2.86
DIVIDENDS PER SHARE	$0.28	0.39	$1.12	1.04
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	23,056	20,521	21,214	20,507
Diluted	23,143	20,714	21,332	20,685

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 31, 2018	December 31, 2017
ASSETS
Utility plant:
Land	$18,296	17,831
Depreciable plant and equipment	1,833,051	1,714,228
Construction in progress	68,765	45,851
Intangible assets	15,799	14,413
Total utility plant	1,935,911	1,792,323
Less accumulated depreciation and amortization	607,090	553,059
Net utility plant	1,328,821	1,239,264

Real estate investments	56,336	56,213
Less accumulated depreciation and amortization	12,327	11,132
Net real estate investments	44,009	45,081
CURRENT ASSETS:
Cash and cash equivalents:
Cash	8,722	7,799
Money market fund	412,000	—
Accounts receivable and accrued unbilled utility revenue	50,219	54,309
Current regulatory assets, net	26,910	—
Other current assets	4,871	4,750
Total current assets	502,722	66,858
OTHER ASSETS:
Investment in California Water Service Group	—	4,535
Regulatory assets, net	76,715	99,554
Other	4,122	2,709
	80,837	106,798
	$1,956,389	1,458,001

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 31, 2018	December 31, 2017
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$28	21
Additional paid-in capital	495,366	84,866
Retained earnings	393,918	376,119
Accumulated other comprehensive income	—	2,203
Total stockholders’ equity	889,312	463,209
Long-term debt, less current portion	431,424	431,092
Total capitalization	1,320,736	894,301
CURRENT LIABILITIES:
Lines of credit	100,000	25,000
Accrued groundwater extraction charges, purchased water and power	13,694	14,382
Accounts payable	24,937	22,960
Accrued interest	7,132	6,869
Accrued payroll	7,181	6,011
Other current liabilities	11,041	9,830
Total current liabilities	163,985	85,052

DEFERRED INCOME TAXES	79,651	85,795
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	248,853	244,525
POSTRETIREMENT BENEFIT PLANS	70,490	72,841
REGULATORY LIABILITY	59,149	62,476
OTHER NONCURRENT LIABILITIES	13,525	13,011
	$1,956,389	1,458,001